Golden Books Family Entertainment, Inc.

FOR IMMEDIATE RELEASE

                         CONTACT:  Tracey Riese
                                   Golden Books Family
                                   Entertainment, Inc.
                                   212-583-6710

                GOLDEN BOOKS FAMILY ENTERTAINMENT
               CONFIRMS NEGOTIATIONS WITH NELVANA
          ____________________________________________


     NEW YORK, September 25, 1996 - Golden Books Family
Entertainment, Inc. (Nasdaq; GBFE) confirmed today that it is in negotiations to merge with Nelvana Limited (TSE; NTV), a leading
Canadian producer of children's and family television programming.

     The proposed cash-and-stock acquisition contemplates an aggregate purchase price of approximately US$102 million (C$140 million), or US$19.71 (C$27.00) per Nelvana share, for all outstanding Nelvana shares. The mix of cash and Golden Books stock has not yet been determined. The transaction is subject to the completion of due diligence, the negotiation of a definitive merger agreement, approval by the Boards of Directors of Golden Books and Nelvana, approval by Nelvana's shareholders and regulatory approvals.

     "It is through mergers like this that we believe we can realize our strategy of building a focused family entertainment company across all media," said Richard E. Snyder, Chairman and Chief Executive Officer of Golden Books Family Entertainment. "Nelvana, from its base in Toronto, has developed some of the finest talent in animation. Nelvana could continue to build on its long, successful track record in creating family programming and enhance the Golden Books franchise in a number of areas. We can join Nelvana's 600-episode library with that of Golden Books and our recent Broadway Video acquisition, and further leverage Nelvana's strong animation production capabilities through additional character development. In addition to its strategic logic, this acquisition would bring significant financial benefits to Golden Books shareholders, including expected accretion in earnings per share starting within the first year."

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     The transaction contemplates that Nelvana would continue to operate from its headquarters in Toronto. Golden Books intends to assist Nelvana in continuing production in Canada. The companies hope to reach a definitive agreement by the end of October. However, there can be no assurance that the transaction will be completed.

     Nelvana is a major supplier of children's entertainment programming to U.S. as well as Canadian networks. Its animated series include Babar, Rupert, The Adventures of Tintin, Little Bear, Care Bears, and such live-action series as Nancy Drew and the Hardy Boys. The company is currently in production on the animated feature, Pippi Longstocking.

     Golden Books Family Entertainment, Inc. is the leading children's books publishing company in North America and owns one of the largest libraries of family entertainment copyrights. The company creates, publishes and markets entertainment products for children and families through all media.

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